Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made and entered into as of the fourth day of August, 2004, by and between CHICO’S FAS, INC. a Florida corporation (the “Employer”), and CHARLES L. NESBIT, JR. (the “Employee”).

WITNESSETH:

     1. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

     2. Term. Subject to the provisions of termination as hereinafter provided, the term of employment under this Agreement shall commence August 4, 2004 (the “Commencement Date”) and shall continue through August 3, 2005; provided, however, that beginning on August 3, 2005 and on each August 3rd (each a “Renewal Date”) thereafter, the term of this Agreement shall automatically be extended for one additional year, unless either party gives the other written notice of non-renewal at least ninety (90) days prior to any such Renewal Date.

     3. Compensation; Reimbursement, Etc.

          (a) Basic Salary. The Employer shall pay to the Employee as compensation for all services rendered by the Employee during the term of this Agreement a basic annualized salary of $300,000 per year (the “Basic Salary”), or such other sum as the parties may agree on from time to time, payable monthly or in other more frequent installments, as determined by the Employer. The Board of Directors of the Employer shall have the right to increase the Employee’s compensation from time to time by action of the Board of Directors. In addition, the Board of Directors of the Employer, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to the Employee in addition to the bonuses provided for in Sections 3(b). The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of the Employee.

          (b) Bonus. In addition to the Basic Salary paid pursuant to Section 3(a), the Employer shall pay as incentive compensation a semi annual bonus based upon the Employee’s performance and computed in accordance with an incentive management bonus plan that is each year recommended and/or approved by the Compensation and Benefits Committee of the Employer and subsequently adopted by the Board of Directors of the Employer. The Employee’s participation in such incentive management bonus plan shall be on the basis and terms as recommended and/or approved by the Compensation and Benefits Committee of the Employer and subsequently adopted by the Board of Directors of the Employer, understanding that the bonuses and criteria may differ among the Employer’s officers as recommended and/or approved by the Compensation and Benefits Committee and subsequently determined and/or approved by the Board of Directors and, provided that for each bonus period during the term of this Agreement the minimum bonus, which is earned only if the criteria established from time to time with respect to such minimum bonus are met, shall be equal to 50% of the Employee’s Basic Salary during such bonus period and the maximum bonus, which is earned only if the criteria established from time to time for such maximum bonus are met, shall be equal to 100% of the Employee’s Basic Salary during such bonus period. In addition, during the first twelve (12) months of the term of this Agreement and provided that the Employee remains employed during the entire twelve (12) month period, the aggregate bonus paid to the Employee (which shall be the sum of the bonus payable with respect to the period from August 4, 2004 through the end of fiscal year 2004 and the bonus payable with respect to the first 6 months of fiscal year 2005) shall be no less than $150,000.

          (c) Stock Options. Effective as of August 4, 2004, the Employee shall receive one or more nonqualified stock options to purchase an aggregate of 100,000 shares of the Employer’s common stock. The right to purchase such stock shall be nontransferable and shall vest in equal thirds on each one (1) year anniversary of the grant date over a three (3) year period commencing one (1) year after the Commencement Date. The options shall have a term of ten (10) years and the exercise price of the options shall be equal to the closing market price of the stock on the date of grant. The options shall become fully vested upon the occurrence of any of the following: (i) a termination of Employee’s employment by the Employer without Good Cause (as defined below); or (ii) the occurrence of a Change in Control (as defined below) (the “Accelerated Vesting”). The Employer may grant said stock options either under the Employer’s currently existing stock option plans (“Plans”), or in such other manner as may be determined by the Employer; provided, however, that the terms pursuant to which the stock option is granted, if granted outside of the Plans, shall be substantially similar to the terms of grant contained in the Plans, and further provided, that in any case the shares of common stock underlying the options shall be registered on Form S-8 (or an equivalent registration statement). During the Employment Term, the Employee shall also be eligible to receive additional stock options as determined by the Board of Directors (or the appropriate committee thereof) in accordance with the Employer’s practices applicable to senior officers of the Employer.

          (d) Reimbursements. The Employer shall reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement; provided, however, that the Employee must furnish to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures. The Employee shall be entitled to first class air travel where the travel involves a domestic flight in excess of four (4) hours or an international flight.

          (e) Other Fringe Benefits. The Employee shall be entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Employer to other management employees of the Employer.

          (f) Automobile. The Employee shall provide his own automobile for use as an employee hereunder. The Employer shall provide the Employee with an automobile allowance of $2,000 per month ($24,000 per year).

          (g) Relocation and Moving Expenses; Commuting Expenses.

               (i) Moving. To assist the Employee in moving from Winston-Salem, North Carolina to a southwest Florida location within fifty (50) miles of the Employer’s Fort Myers headquarters, the Employer shall reimburse the Employee for all reasonable and customary moving expenses for household goods packing and transportation incurred therewith by the Employee and, if required because the Employee’s permanent home in southwest Florida is still under construction at the time of the move, for up to twelve (12) months household goods storage costs and, upon completion of the move, shall pay to the Employee $25,000 to cover any incidental moving expenses and house closing costs (collectively, the “Moving Expenses Payment”).

               (ii) Commuting Expenses. The Employer acknowledges that the Employee has a residence in the Winston-Salem, North Carolina area and will establish a temporary residence in the Fort Myers, Florida area. The Employer shall reimburse the Employee for or shall pay directly for, as the case may be, reasonable housing and commuting expenses incurred by Employee in connection with the performance of his obligations under this Agreement for a period of up to six (6) months from the date of this Agreement of (1) temporary living expenses in the Fort Myers, Florida area, with the understanding that living accommodations may be arranged for by the Employer and (2) reasonable travel expenses between Employee’s residence in Winston-Salem, North Carolina and the Employer’s corporate offices for up to two round trips per month (the “Commuting Expenses Payment”).

               (iii) Relocation Expenses. With respect to the Employee’s primary residence in the Winston-Salem, North Carolina area, on or before the Commencement Date, the Employee will list such primary residence for sale with an agency specializing in the sale of similar homes. If such primary residence sells by February 4, 2005, the Employer will reimburse the Employee for the real estate selling commission paid, up to a maximum of $75,000 (the “Commission Payment”). If such primary residence has not sold by February 4, 2005, the Employer and the Employee will engage in a review of the Employee’s performance and future potential with the Employer (the “Review”). If, as a result of the Review, both parties agree that the Employee’s performance is meeting with the Employer’s expectations and that it is in the interest of the Employer for the Employee to complete his permanent relocation to southwest Florida, the Employee shall have the option, exercisable any time from that date until August 1, 2005, to cause the Employer to purchase the Employee’s primary residence in the Winston-Salem, North Carolina area for a price equal to the fair market value of such primary residence (the “Put Option”); provided that if the Put Option is not exercised by August 3, 2005, the Employer will be relieved of any and all obligation to purchase the primary residence and of any and all obligation to reimburse the Employee for the real estate selling commission. If, as a result of the Review, the parties are not in agreement that the Employee’s performance is meeting with the Employer’s expectations and are not in agreement that it is in the interest of the Employer for the Employee to complete his permanent relocation to southwest Florida, the Employer will be relieved of any and all obligation to purchase the primary residence and of any and all obligation to reimburse the Employee for the real estate selling commission. In order to determine the fair market value of the primary residence for purposes of an exercise of the Put Option, the Employer shall secure an independent appraisal of such primary residence, at its sole cost. If the parties both accept such independent appraisal, then such appraisal shall be the fair market value for purposes of the Put Option; however if the parties cannot agree, each party shall secure, at its own respective cost, an independent appraisal of such primary residence and the fair market value shall be the average of the three appraisals. In carrying out the Put Option, the Employer can either (x) purchase the residence at the determined fair market value or (y) cause the residence to be purchased by a relocation firm and then pay to the Employee the difference between the determined fair market value and the amount paid for the residence by the relocation firm. By mutual agreement, the Employer and the Employee can modify any of the dates specified in this subsection (iii).

               (iv) Gross Up. To the extent that the Moving Expenses Payment, the Commuting Expenses Payment or the Commission Payment are subject to income taxes payable by the Employee, the Employer shall pay the Employee an amount to reimburse the Employee for such income taxes due on a gross-up basis.

               (v) Substantiation. The Employer will make any such payments required under this subsection (g) relating to expenditures made by the Employee (as opposed to those direct billed to the Employer) within 30 days after receipt of Employee’s written request therefore, which request shall be accompanied by documentation supporting the request for reimbursement. The Employee agrees to cooperate with the Employer so as to obtain favorable rates for the costs and services for which the Employer shall reimburse the Employee. The Employer agrees that it will act reasonably in approving and reimbursing the Employee for the Moving Expenses, Commuting Expenses and Relocation Expenses.

          (h) Deferral of Certain Compensation Payments. Notwithstanding any other provisions of this Agreement to the contrary, any portion of the cash compensation otherwise payable to the Employee under this Agreement shall not be paid currently in cash to the Employee hereunder if pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any similar or successor provision (“Section 162(m)”), the Employer would not be entitled to a current deduction for federal income tax purposes in respect of the payment of such portion of the cash compensation (any such compensation being referred to as “Section 162(m) Non-Deductible Compensation”). The payment of any such Section 162(m) Non-Deductible Compensation shall be deferred (the “Deferred Compensation”), pursuant to the Employer’s then effective deferred compensation plan or, in the absence of such a plan, pursuant to such other arrangement as will defer the recognition for federal income tax purposes of such Deferred Compensation until such time as the Deferred Compensation can be paid such that the Employer is entitled to a then current deduction for federal income tax purposes. The Deferred Compensation shall be recorded on the books of the Employer but shall be unfunded. The Employee’s right to receive the Deferred Compensation in cash shall arise automatically no later than 30 days after the first time when the deduction for federal income taxes by the Employer in respect of the Section 162(m) Non-Deductible Compensation to which the Deferred Compensation relates would no longer be prohibited by Section 162(m). Nothing herein shall prohibit the Employee from deferring additional amounts of the Employee’s cash compensation in accordance with the terms of any then applicable deferred compensation plan.

     4. Duties. The Employee is engaged as the Senior Vice President-Strategic Planning & Business Development of the Employer. In addition, the Employee shall have such other duties as may from time to time be reasonably assigned to him by the Chief Executive Officer and/or the Board of Directors of the Employer.

     5. Extent of Services; Vacations and Days Off.

          (a) During the term of his employment under this Agreement, the Employee shall devote such time, energy and attention during regular business hours to the benefit and business of the Employer as may be reasonably necessary in performing his duties pursuant to this Agreement.

          (b) The Employee shall be entitled to at least four (4) weeks of vacation per year with pay and to such personal and sick leave with pay in accordance with the policy of the Employer as may be established from time to time by the Employer and applied to other senior officers of the Employer.

     6. Facilities. The Employer shall provide the Employee with a fully furnished office, and the facilities of the Employer shall be generally available to the Employee in the performance of his duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Employee’s duties under this Agreement shall be supplied by the Employer.

     7. Illness or Incapacity, Termination on Death, Etc..

          (a) If the Employee dies during the term of his employment, the Employer shall pay to the estate of the Employee such compensation, including any bonus compensation earned but not yet paid, as would otherwise have been payable to the Employee up to the end of the month in which his death occurs plus one (1) year’s additional basic salary compensation. The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate. After receiving the payments provided in this subparagraph (a), the Employee and his estate shall have no further rights under this Agreement.

          (b) (i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Employee at least temporarily unable to perform the services required under this Agreement for a period which shall not equal or exceed one hundred and eighty (180) continuous days, or one hundred and eighty (180) continuous days in any one (1) year period, the Employee shall receive the compensation payable under Section 3(a) of this Agreement plus any bonus compensation earned but not yet paid, less any benefits received by him under any disability insurance carried by or provided by the Employer. All rights of the Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon the Employee’s permanent disability (as defined below), although the Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by the Employer from time to time.

               (i) The term “permanent disability” as used in this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and eighty (180) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Employee’s employment under this Agreement upon ten (10) days’ prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

     8. Other Terminations.

          (a) Voluntary Termination By Employee.

               (i) The Employee may terminate his employment hereunder upon giving at least sixty (60) days’ prior written notice.

               (ii) If the Employee gives notice pursuant to Section 8(a) above, the Employer shall have the right to relieve the Employee, in whole or in part, of his duties under this Agreement (without reduction in compensation through the termination date).

          (b) Termination by Employer.

               (i) Except as otherwise provided in this Agreement, the Employer may terminate the employment of the Employee hereunder only for good cause and upon written notice; provided, however, that no breach or default by the Employee shall be deemed to occur hereunder unless the Employee shall have failed to cure the breach or default within thirty (30) days after he received written notice thereof indicating that it is a notice of termination pursuant to this Section of this Agreement.

               (ii) As used herein, “good cause” shall include:

               (1) the Employee’s conviction of either a felony involving moral turpitude or any crime in connection with his employment by the Employer which causes the Employer a substantial detriment, but specifically shall not include traffic offenses;

               (2) actions by the Employee which clearly are contrary to the best interests of the Employer;

               (3) the Employee’s willful failure to take actions permitted by law and necessary to implement policies of the Employer’s Board of Directors which the Board of Directors has communicated to him in writing;

               (4) the Employee’s continued failure to attend to his duties as an management employee of the Employer; or

               (5) any condition which either resulted from the Employee’s substantial dependence, as determined by the Board of Directors of the Employer, on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner and subject to the same penalties for noncompliance as specified in Section 7(b)(ii) of this Agreement.

               (iii) Termination of the employment of the Employee for reasons other than those expressly specified in this Agreement as good cause shall be deemed to be a termination of employment “without good cause.”

          (c) Continuation of Compensation Following Termination Without Good Cause.

               (i) If the Employer shall terminate the employment of the Employee without good cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Employer being referred to herein as the “Accelerated Termination Date”), the Employee, until the termination date provided for in Section 2 or until the date which is twelve (12) months after the Accelerated Termination Date, whichever is later, shall continue to receive the Basic Salary and other compensation and employee benefits (including without limitation the bonus that would otherwise have been payable during such compensation continuation period under the bonus plan in effect immediately before the Accelerated Termination Date) that the Employer has heretofore in Section 3 agreed to pay and to provide for the Employee, in each case in the amount and kind and at the time provided for in Section 3 and the Employer shall provide and pay for senior officer executive level outplacement assistance at Lee Hecht Harrison or Williams, Roberts, Young for one (1) year after such termination; provided that, notwithstanding such termination of employment, the Employee’s covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.

               (ii) The parties agree that, because there can be no exact measure of the damage that would occur to the Employee as a result of a termination by the Employer of the Employee’s employment without good cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for the Employer’s termination of the Employee’s employment without good cause, and the Employer agrees that the Employee shall not be required to mitigate his damages.

          (d) Rights Upon Change in Control.

               (i) If a Change in Control of the Employer, as defined in Section 8(d)(ii) shall occur and the Employee shall:

               (1) voluntarily terminate his employment within one year following such Change in Control and such termination shall be as a result of the Employee’s good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position, he can no longer adequately exercise the authorities, powers, functions or duties attached to his position as a senior officer of the Employer; or

               (2) voluntarily terminate his employment within one year following such Change in Control, and such termination shall be as a result of the Employee’s good faith determination that he can no longer perform his duties as a senior officer of the Employer by reason of a substantial diminution in his responsibilities, status or position; or

               (3) have his employment terminated by the Employer for reasons other than those specified in Section 8(b)(ii) within one (1) year following such Change in Control;

then in any of the above three cases, the Employee shall have, instead of the further rights described in Section 3(a), the right to immediately terminate this Agreement and a nonforfeitable right to receive, payable in a lump sum, the sum of the monthly amounts of his Basic Salary for a period equal to the greater of 24 months or the number of full months remaining in the period from the date of such termination through the termination date provided for in Section 2 of this Agreement plus an amount equal to twice the aggregate of all bonuses earned by the Employee with respect to the 12 month period ended on the fiscal quarter end which next precedes such date of termination and the Employer shall provide the Employee with Accelerated Vesting; provided that, notwithstanding such termination of employment, the Employee’s covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.

               (ii) For purposes of this Agreement, a “Change in Control” shall mean:

               (1) the obtaining by any party of fifty percent (50%) or more of the voting shares of the Employer pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

               (2) individuals who were members of the Employer’s Board of Directors immediately prior to any particular meeting of the Employer’s shareholders which involves a contest for the election of directors fail to constitute a majority of the members of the Employer’s Board of Directors following such election; or

               (3) the Employer’s executing an agreement concerning the sale of substantially all of its assets to a purchaser which is not a subsidiary; or

               (4) the Employer’s adoption of a plan of dissolution or liquidation; or

               (5) the Employer’s executing an agreement concerning a merger or consolidation involving the Employer in which the Employer is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation’s outstanding voting stock is held by persons who are stockholders of the Employer immediately prior to such merger or consolidation.

               (iii) The provisions of Section 8(c) and this Section 8(d) are mutually exclusive, provided, however, that if within one year following commencement of an 8(c) payout there shall be a Change in Control as defined in Section 8(d)(ii), then the Employee shall be entitled to the amount payable to the Employee under Section 8(d)(i) reduced by the amount that the Employee has received under Section 8(c) up to the date of the change in control. The triggering of the lump sum payment requirement of this Section 8(d) shall cause the provisions of Section 8(c) to become inoperative. The triggering of the continuation of payment provisions of Section 8(c) shall cause the provisions of Section 8(d) to become inoperative except to the extent provided in this Section 8(d)(iii).

          (e) Compensation Payable Upon Termination by Employer for Good Cause or Voluntarily by Employee Absent Change in Control. If the employment of the Employee is terminated for good cause under Section 8(b)(ii) of this Agreement, or if the Employee voluntarily terminates his employment by written notice to the Employer under Section 8(a) of this Agreement without reliance on Section 8(d), the Employer shall pay to the Employee any compensation earned but not paid to the Employee prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement.

          (f) Release. Payment of any compensation to the Employee under this Section 8 following termination of employment shall be conditioned upon the prior receipt by the Employer of a release executed by the Employee in substantially the form attached to this Agreement as Exhibit A.

     9. Disclosure. The Employee agrees that during the term of his employment by the Employer, he will disclose and disclose only to the Employer all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Employer, whether acquired by the Employee before or during his employment by the Employer. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

     10. Confidentiality. The Employee agrees to keep in strict secrecy and confidence any and all information the Employee assimilates or to which he has access during his employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer. The Employee agrees that both during and after the term of his employment by the Employer, he will not, without the prior written consent of the Employer, disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization.

     11. Noncompetition and Nonsolicitation.

     The Employee acknowledges that for the purposes of this Section 11 and Sections 9 and 10 the term “Employer” includes not only Chico’s, but also the White House|Black Market, Soma by Chico’s, and any other separately organized divisions that may be established during the period of employment. The Employee hereby acknowledges that, during and solely as a result of his employment by the Employer, he may have received and shall continue to receive: (1) special training and education with respect to the operations of a retail clothing chain and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Employee by the Employer as a result of the Employee’s employment, as outlined in the previous sentence, the Employee hereby agrees as follows:

a)	During the term of the Employee’s employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, for a period of one (1) year after the termination of his employment with the Employer, regardless of the reason for such termination, the Employee shall not, directly or indirectly, enter into, engage in, be employed by or consult with any specialty retail business which competes with the business of the Employer by selling, offering to sell, or soliciting offers to buy on behalf of any specialty retail business, or by consulting with any specialty retail business, concerning the selling of, any women’s apparel or intimates product substantially similar to those sold or planned to be sold by the Employer. The Employee shall not engage in such prohibited activities either as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, or representative or salesman for any person, firm, partnership, corporation or other entity so competing with the Employer. The restrictions of this Section 11 shall not be violated by: (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ); (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Employee for the Employer and that do not diminish or detract from the Employee’s ability to render his required attention to the business of the Employer; or (iii) the Employee’s employment by (or association with) any entity so long as the Executive is not employed directly by the women’s apparel or intimate products specialty store divisions thereof and no more than five percent (5%) of the revenue of such entity under the Employee’s supervision is generated from women’s apparel or intimate products specialty stores.

b)	During his employment with the Employer and, except as may be otherwise herein provided, for a period of two (2) years following the termination of his employment with the Employer, regardless of the reason for such termination, the Employee agrees he refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise solicit any non-clerical employee of the Employer who was such an employee as of the date of the Employee’s termination of employment to terminate his or her employment. Nothing herein shall prevent the Employee from serving as a reference for any employee of the Employer or from the general advertising for employees.

c)	The period of time during which the Employee is prohibited from engaging in certain business practices pursuant to Sections 11(a) or (b) shall be extended by any length of time during which the Employee is in breach of such covenants.

d)	It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Employee to comply with such covenants, the Employer would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

e)	It is agreed by the Employer and Employee that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and the Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

     12. Specific Performance. The Employee agrees that damages at law will be an insufficient remedy to the Employer if the Employee violates the terms of Sections 9, 10 or 11 of this Agreement and that the Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Employer. The Employee agrees to pay to the Employer all costs and expenses incurred by the Employer relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

     13. Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Employee is a party or by which the Employee is or may be bound.

     14. Waiver of Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

     15. Binding Effect; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. It is expressly acknowledged that the provisions of Section 11 relating to noncompetition, nonsolicitation and nonacceptance may be enforced by the Employer’s successors and assigns. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

     16. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

     17. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (except any choice of law provision of Florida law shall not apply if the law of a state or jurisdiction other than Florida would apply thereby).

     19. Notice. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

If to the Employee:	Charles L. Nesbit, Jr.
2750 Wellsprings Drive
Pfafftown, NC 27040

If to the Employer:	Chico’s FAS, Inc.
11215 Metro Parkway
Ft. Myers, Florida 33912

with a copy to:	Gary I. Teblum, Esquire
Trenam, Kemker, Scharf, Barkin,
Frye, O’Neill & Mullis, P.A.
Post Office Box 1102
Tampa, Florida 33601

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

CHICO’S FAS, INC.

By:	/s/ Scott A. Edmonds

EMPLOYEE:
/s/ Charles L. Nesbit, Jr.

Charles L. Nesbit, Jr.

EXHIBIT A
TO
EMPLOYMENT AGREEMENT WITH
CHARLES L. NESBIT, JR.
DATED AS OF                     , 2004

Release

     WHEREAS, Charles L. Nesbit, Jr. (the “Executive”) is an employee of Chico’s FAS, Inc., (the “Company”) and is a party to the Employment Agreement dated August 4, 2004 (the “Agreement”);

     WHEREAS, the Executive’s employment has been terminated in accordance with Section 8___of the Agreement; and

     WHEREAS, the Executive is required to sign this Release in order to receive the payment of any compensation under Section 8 of the Agreement following termination of employment.

     NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

     1. This Release is effective on the date hereof and will continue in effect as provided herein.

     2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payment and benefits to which the Executive would be entitled to but for the Agreement, the Executive, for the Executive and the Executive’s dependents, successors, assigns, heirs, executors and administrators (and the Executive and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively the “Released Party”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Released Party, including but not limited to:

(a)	any and all claims arising out of or relating to Executive’s employment by or service with the Company and the Executive’s termination from the Company.

A-1

(b)	any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; and

(c)	any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

    3. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of the Executive rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made that the Company other than as appear in the Agreement.

    4. The Executive further agrees and acknowledges that:

(a)	The Release provided for herein releases claims to and including the date of this Release;

(b)	The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive’s choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be found.

(c)	The Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that the Executive may use as much of the 21 day period as the Executive desires; and

(d)	The Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Financial Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise the Executive’s right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive as set forth in Sections 8 of the Agreement.

A-2

     5. The Executive agrees that the Executive will never file a lawsuit or other complaint asserting any claim that is released in this Release.

     6. The Executive waives and releases any claim that the Executive has or may have to reemployment after                                            .

     IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:

Executive

A-3